UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XERIUM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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14101 Capital Boulevard

Youngsville, NC 27596

May 1, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders. The meeting will be held on June 15, 2017 at 10:00 A.M., Eastern Time, at our offices located at 14101 Capital Boulevard, Youngsville, NC 27596.

The matters to be acted upon at the meeting are described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Your shares can be represented at the meeting by promptly completing, signing, dating, and mailing the accompanying proxy card or voting instruction form. You may also vote by proxy over the Internet or by telephone.

We hope that you will join us on June 15, 2017. Your continuing interest is very much appreciated.

Sincerely,

James F. Wilson

Chairman of the Board of Directors

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 A.M., Eastern Time

Date	June 15, 2017

Place	Offices of Xerium Technologies, Inc. located at 14101 Capital Boulevard, Youngsville, NC 27596.

Purpose	1.	To elect eight directors.

	2.	To ratify the appointment of Ernst & Young LLP as Xerium Technologies, Inc.’s independent registered public accounting firm.

	3.	To hold an advisory vote to approve executive compensation.

	4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

	5.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Record Date	The directors have fixed the close of business on April 20, 2017 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your company stock is held in a brokerage account or by a bank or other nominee and your name does not appear on our list of stockholders, you are considered the beneficial owner of shares held in street name. In this case, this proxy statement is being forwarded to you by your broker or nominee. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. You may also vote by proxy over the Internet or by telephone. If your shares are held in street name, you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on June 15, 2017: the Proxy Statement, Form of Proxy and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

By order of the Board of Directors,

May 1, 2017		Phillip B. Kennedy

Vice President, Secretary and General Counsel

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PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2017

GENERAL INFORMATION

The Board of Directors (the “Board”) of Xerium Technologies, Inc. (“Xerium” or the “Comapny”) is soliciting proxies for our 2017 Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a proxy statement because you own shares of Xerium common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. We intend to mail the notice of Annual Meeting, proxy statement and proxy card to stockholders beginning on or about May 5, 2017.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders of Xerium to address all business that may come before the meeting and to vote on the following matters:

•	the election of eight directors;

•	the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm;

•	the advisory vote to approve executive compensation; and

•	the advisory vote on the frequency of future advisory votes on executive compensation.

The Board recommends a vote FOR the election of each of the eight directors, FOR the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm, FOR the resolution to approve, on a non-binding, advisory basis, Xerium’s executive compensation and for EVERY YEAR (as opposed to every two years or every three years) as the frequency of future advisory votes on executive compensation.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many Xerium stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As discussed below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo, N.A. (“Wells Fargo”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Wells Fargo on behalf of Xerium. As the stockholder of record, you have the right to grant your voting proxy directly to Xerium or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote by proxy over the Internet or by telephone.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction form for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction form received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How can I attend the Annual Meeting?

If you are listed as a stockholder of record as of April 20, 2017 you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 20, 2017.

How can I vote my shares in person at the Annual Meeting?

If you are the stockholder of record you may vote your shares in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you are the beneficial owner of shares held in street name you may vote your shares in person at the Annual Meeting if, in addition to proof of identification, you bring both a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 20, 2017 and a legal proxy from the record holder issued in your name, which you will need to obtain in advance. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. For shares you hold directly as the stockholder of record, you may vote by granting a proxy. For shares you hold beneficially in street name, you may vote by submitting voting instructions to your broker or nominee. You may submit your proxy or voting instruction form by marking, dating and signing it and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. For shares you hold directly as the stockholder of record, please refer to the more detailed instructions included on your proxy card. For shares you hold beneficially in street name, please refer to the more detailed instructions included on the voting instruction form included by your broker or nominee.

If you are a stockholder of record, you may also vote by proxy over the Internet by going to the website of our tabulator, Wells Fargo, at www.proxypush.com/XRM and following the instructions you will find there or by touch-tone telephone by dialing 1-866-883-3382 and following the instructions given. You must specify how you want your shares voted or your Internet or telephone vote cannot be completed. Your shares will be voted according to your instructions.

Can I change my vote?

You may revoke your signed proxy to management at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting new voting instructions over the Internet or by telephone, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on April 20, 2017.

How many votes can be cast by all stockholders?

There were 16,167,949 shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

What is a quorum?

A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting, or 8,083,975 shares, must be represented in person or by proxy for a quorum.

What vote is required to approve each item?

For the election of the directors, the eight nominees who receive the greatest number of votes cast in favor in person or by proxy will be elected directors. The nominees, if elected, will serve for a one-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death. For the election of directions, a “withhold” vote or a broker non-vote will have no effect on the vote’s outcome because the candidates with the greatest number of “for” votes will be elected.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm requires approval by a majority of the votes cast in person or by proxy. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in our best interest and the best interests of our stockholders. For the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will have no effect on the vote’s outcome. We do not expect there to be any broker non-votes on this proposal.

The proposal to approve, on a non-binding, advisory basis, Xerium’s executive compensation requires approval by a majority of the votes cast in person or by proxy. Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties of the Board or any member thereof. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The proposal to approve the frequency of future advisory votes on executive compensation requires approval by a majority of the votes cast in person or by proxy. Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, the Board will take into account the outcome of the vote when considering matters to be submitted to stockholders in the future. If none of the frequency options (every year, every two years or every three years) receives formal approval, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

In addition, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by us to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are generally not treated as votes cast for the matter. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

What happens if the meeting is postponed or adjourned?

Your proxy to management may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Investor Relations

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, NC 27596

Telephone: 919-526-1414

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Information with Respect to Nominees for Directors

Eight directors will be elected at the Annual Meeting. The Board has recommended as nominees for election as directors the persons named in the table below. All of the nominees are currently directors of Xerium. All directors elected at the Annual Meeting will serve until the 2018 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board will be voted for the election as directors of the eight nominees listed below. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting.

The following table sets forth as to each nominee for election at the Annual Meeting: (i) the nominee’s positions with Xerium and principal occupation during the past five years; (ii) the nominee’s other directorships, including any directorships held during the past five years, with publicly held companies or investment companies; (iii) the nominee’s age as of June 15, 2017; and (iv) the nominee’s period of service as a director of Xerium.

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
Roger A. Bailey	Mr. Bailey has served as a director since July 11, 2012. Mr. Bailey currently serves as Managing Director of the Process Industries Division for ABB Inc., a global leader in power and automation technologies. He has been with ABB for more than 30 years, having served more recently as Regional Divisional Head of the Power Products Division in 2015 and President of Power Products from 2011 to 2015. He was Group Vice President - Pulp and Paper Business Unit from 2005-2011 and Senior Vice President - Paper and Minerals from 2002-2004, among other positions. Mr. Bailey brings to the Board experience at growing ABB’s sales to customers in the paper industry during a time of declining paper volume, in restructuring ABB’s footprint towards growth-oriented markets and knowledge of international markets, including Asia and, in particular, China.	59	July 2012

Ambassador April H. Foley	Ambassador Foley has served as a director since May 25, 2010. Ambassador Foley served as the United States Ambassador to Hungary from 2006 to 2009. Prior to serving as U.S. Ambassador to Hungary, she held several positions at the Export-Import Bank of the United States. After first serving as a Director of the Bank, she was appointed to be First Vice President and Vice Chairman in 2003. Ambassador Foley also previously held various positions with PepsiCo, Inc. Since January 2015, Ms. Foley has served on the Board of Vista Outdoor Inc. She previously served on the Board of Directors of Alliant Techsystems Inc., an aerospace and defense company. Ambassador Foley’s financial background and international experience, including an MBA from Harvard Graduate School of Business Administration and her public service for the federal government of the United States, qualify her to serve on the Board. Ambassador Foley’s extensive knowledge of international affairs, including the international financial system, enables her to offer valuable insight, judgment and perspectives in support of the Board’s oversight role and its other functions.	69	May 2010

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
Jay J. Gurandiano	Mr. Gurandiano has served as a director since December 1, 2008. From September 2012 until December 2013, Mr. Gurandiano served as the Chairman, President and Chief Executive Officer of SP Fiber Technologies LLC, a newsprint and packaging manufacturer. Additionally, he has been the Managing Director of Stone House Investment Holdings Inc., an investment holdings company, since October 2000. He currently serves as a director of Catalyst Paper Corporation, which he joined in 2017, and Eacom Timber Company, since 2011, He also served as the Chairman of the Board of Directors of Ainsworth Lumber Co. Ltd., a lumber and wood products company, from 2008 until May 2010. Mr. Gurandiano brings to the Board significant management experience, particularly with respect to the paper industry, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his legal background and his private equity investment experience.	71	December 2008

John F. McGovern	Mr. McGovern has served as a director since May 25, 2010. Mr. McGovern is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Mr. McGovern has served as a director of Neenah Paper, Inc. since 2006. Mr. McGovern previously served as a director of GenTek, Inc. from 2003 to 2009, of Collective Brands, Inc. from 2003 to 2012, of Hoffmaster Group Inc. from 2011 to 2016 and of NewPage Holdings Inc. from 2012 to 2015. Mr. McGovern also serves on the board of The Newark Group (since 2010), a recycled paperboard company. Mr. McGovern brings to the Board significant executive leadership and financial experience in the paper industry, including his experience as Chief Financial Officer of Georgia-Pacific Corporation. In addition, Mr. McGovern brings to the Board the experience of serving on the boards of multiple public and private companies and the views and judgment of a leader who is highly respected for his business expertise and acumen.	71	May 2010

Mitchell I. Quain	Mr. Quain has served as a director since April 27, 2017. Mr. Quain has served as a Senior Advisor at the Carlyle Group, a private equity firm since December 2011. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. He serves on the Board of Directors of AstroNova, Inc., Hardinge, Inc., Jason Industries and RBC Bearings Inc. Previously, he served on the Boards of publicly traded DeCrane Aircraft Holdings, Inc., Handy and Harmon Inc., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., Strategic Distribution, Tecumseh Products Company and Titan International and was Executive Chairman of the Board of Register.com. He previously served as Executive Vice President of Furman Selz, where he started and led the industrial manufacturing group, and as	65	April 2017

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
	a partner at Wertheim & Company. He is Chairman Emeritus of the Board of Overseers of The University of Pennsylvania’s School of Engineering and Applied Sciences and has served for ten years on Penn’s Board of Trustees. He has served for nine years on the Board and Executive Committee of Penn Medicine. He is also a member of the Board of Trustees of Curry College, in Milton, Massachusetts. He received his B.S. in electrical engineering from the University of Pennsylvania in 1973 and his MBA with distinction from Harvard Business School in 1975. Mr. Quain brings to the Board significant investment experience in small-cap industrial companies such as Xerium, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his private equity investment experience.

Mark Staton	Mr. Staton has served as a director and as President and Chief Executive Officer of Xerium since April 28, 2017. Prior to joining Xerium, from April 2014 to December 2016, Mr. Staton served as Executive Chairman of Hoffmaster Group, Inc., an industry leader in manufacturing premium table top décor for retail and food service markets. Previously, from May 2012 to January 2014, Mr. Staton served as CEO of PaperWorks Industries, Inc., a North American integrated manufacturer of Coated Recycled paperboard and folding cartons. In addition, Mr. Staton previously served as the CEO of D&W Finepack, Inc., a premier value added disposable foodservice packaging supplier, from April 2011 to June 2012; Associated Packaging Technologies, Inc., the largest independent company specializing in complete product materials and solutions for the frozen foods industry, from April 2004 until June 2010; and Huhtamaki Americas, Inc., an industry leader in both the rigid consumer packaging markets, as well as a leader in branded single use disposable packaging in both retail and foodservice markets, from July 1998 to June 2004. Mr. Staton is a graduate of the University of the West of England with honors in Business Studies. Mr. Staton served as a board member of the American Forest & Paper Association from January 2013 until January 2014 and continues to serve on the board of Hoffmaster Group, Inc. Mr. Staton’s leadership skills and management experience, including serving as Chief Executive Officer or in executive positions for multiple companies operating internationally, qualify him to serve on the Board.	57	April 2017

Alexander Toeldte	Mr. Toeldte has served as a director since January 1, 2016. Mr. Toeldte currently serves as a director of Clearwater Paper Corporation. In addition, Mr. Toeldte has served as the Chairman of Jitasa, Inc., a privately held provider of software and accounting services for non-profit organizations, since 2014 as well as chairman of Wevorce, a privately held software-as-a-service company since 2016. From 2015-2016, he served as an Operating Director at Paine & Partners, LLC, a private equity firm. Mr. Toeldte served as President, CEO and a director of Boise Inc., a paper manufacturer, from February 2008 to 2013 and as its Executive Vice President, paper and packaging and newsprint	57	January 2016

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
	segments from October 2005 to 2008. Mr. Toeldte’s previous experience includes serving as Executive Vice President of Fonterra Co-operative Group, a New Zealand based global dairy company, and CEO of Fonterra Enterprises. Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group, a New Zealand based group with holdings in paper, forestry, building materials, and energy, including as CEO of Fletcher Challenge Building and Fletcher Challenge Paper as well as Group CFO. Mr. Toeldte served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm, and as Chairman of the American Forest & Paper Association in 2012. Mr. Toeldte’s experience, knowledge and skills acquired in leadership positions in the paper industry as well as in the consumer products industry add significant value to the Board.

James F. Wilson	Mr. Wilson has served as a director since May 25, 2010 and Chairman of the Board since August 2012. He has been a principal of Carl Marks Management Company, LLC since 2001, which manages investment partnerships focused on distressed securities. Mr. Wilson previously served as a director of Seneca Foods Corporation from 2008 to 2009. Mr. Wilson earned a BA in Economics from Dartmouth College, and an MBA from Harvard Graduate School of Business Administration. Mr. Wilson’s investment management and business experience qualify him to serve on the Board. In addition, we believe that given Mr. Wilson’s affiliation with Carl Marks, a significant former lender and stockholder of Xerium, he can serve as a valuable resource to the Board in understanding and interfacing with our stakeholders.	59	May 2010

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board has adopted Corporate Governance Guidelines that include standards for the independence of directors in accordance with the rules and regulations of the New York Stock Exchange (the “NYSE”). The standards for the independence of directors are included in the Corporate Governance Guidelines available on our website at www.xerium.com. Using the standards set forth in the Corporate Governance Guidelines, the Board has determined that each of Ambassador Foley and Messrs. Bailey, Gurandiano, McGovern, Quain, Toeldte and Wilson is independent.

Board Meetings and Director Attendance at the Annual Meeting

The Board held nine meetings during 2016. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that director served during 2016 (in each case, which were held during the period for which he or she served as a director and/or a member of the applicable committee). We encourage our directors to attend Annual Meetings of Stockholders and believe that attendance at Annual Meetings of Stockholders is just as important as attendance at meetings of the Board and its committees. Six of our seven directors in office at the time attended the 2016 Annual Meeting of Stockholders.

Board Leadership Structure

In 2012, the Board elected to separate the roles of Chairman of the Board and Chief Executive Officer. In connection with the separation of roles, the Board appointed Mr. Wilson as the Chairman of the Board and eliminated the former role of lead independent director held by him, though Mr. Wilson remains an independent director.

The Board concluded that having a separate Chairman of the Board and Chief Executive Officer was the most appropriate and effective leadership structure. In reaching this conclusion, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively facilitate communication between management and non-employee directors between meetings of the Board. In addition, because the Chairman is primarily responsible for setting meeting agendas in consultation with Mr. Staton, the Chief Executive Officer, Mr. Wilson is well positioned to ensure that the concerns of non-employee directors are addressed and that Board meetings make effective use of everyone’s time. Mr. Staton, in turn, is able to provide more attention to management of the Company’s business.

While the Board believes the current leadership structure is appropriate and in the best long-term interest of the Company and our stockholders at this time, it reserves the right to consider alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, in the future if it determines those alternatives are appropriate for the Company under different circumstances.

Board Oversight and Risk Management

We operate in a complex environment and are subject to a number of significant risks. The Board works with our management to manage the various risks we face. The role of the Board is one of oversight of our risk management processes and procedures; the role of management is to develop and implement those processes and procedures on a strategic and daily basis and to identify, manage, and mitigate the risks that we face. As part of its oversight role, the Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face.

To facilitate its oversight of Xerium, the Board has delegated certain functions (including the oversight of risks related to these functions) to committees of the Board. The Audit Committee oversees, reviews and discusses with management our policies relating to risk assessment and management, including steps that management has taken or should have taken to minimize risk to us and the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when designing compensation plans. The roles of our committees are discussed in more detail below.

Although the Board has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities.

Board Committees

The Board has standing Audit, Compensation, and Nominating and Governance Committees, as described more fully below. The Audit, Compensation and Nominating and Governance Committees are each comprised of independent directors.

Audit Committee. John F. McGovern is the Chair and Ambassador April H. Foley and Jay J. Gurandiano are the other current members of our Audit Committee. The Audit Committee met four times during 2016. The Board has determined that each member of our Audit Committee is independent within the meaning of the rules and regulations of the NYSE. Furthermore, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), no member of the Audit Committee receives, directly or indirectly, any consulting, advisory, or other compensatory fees from us other than Board and committee fees. The Board has determined that John F. McGovern is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The Audit Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Audit Committee are as follows: (a) to monitor our financial reporting process and internal control systems, including our policies and programs relating to financial risk assessment and management; (b) to appoint and replace our independent registered public accounting firm, determine its compensation and other terms of engagement, and oversee its work; (c) to oversee the performance of our internal audit function; and (d) to oversee overall risk management and assessment and our compliance with legal, ethical, and regulatory matters. The Audit Committee and the Board have established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by our employees of concerns regarding questionable accounting or other matters, as described under “Policies on Communicating with Independent Directors and Reporting of Concerns Regarding Accounting and Other Matters.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and we are required to provide appropriate funding, as the Audit Committee determines, to compensate any advisors retained by the Audit Committee.

The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Compensation Committee. Jay J. Gurandiano is the Chair and Alexander Toeldte, Roger A. Bailey and James F. Wilson are the other current members of our Compensation Committee. The Compensation Committee met five times during 2016. The Board has determined that each member of the Compensation Committee is independent within the meaning of the rules and regulations of the NYSE. The Compensation Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Compensation Committee are as follows: (a) to provide oversight on the development and implementation of our compensation policies, strategies, plans, and programs for our key employees and disclosure relating to these matters; (b) to review and approve the compensation of our chief executive officer and the other executive officers of Xerium and its subsidiaries; and (c) to provide oversight concerning the selection of officers, management succession planning, performance of individual executives, and related matters.

The report of the Compensation Committee is included in this proxy statement under “Compensation Committee Report.”

Nominating and Governance Committee. Ambassador April H. Foley is the Chair and Alexander Toeldte and James F. Wilson are the other current members of our Nominating and Governance Committee. The Nominating and Governance Committee met five times during 2016. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the rules and regulations of the NYSE. The Nominating and Governance Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Nominating and Governance Committee are as follows: (a) to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; (b) to make recommendations regarding proposals submitted by our stockholders; (c) to make recommendations to the Board regarding corporate governance matters and practices, including compensation for outside directors; and (d) to oversee the management continuity planning process and evaluate succession plans for the chief executive officer and other executive officer positions.

In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee takes into account each candidate’s ability, judgment, and experience and the overall diversity and composition of the Board. A candidate’s skills and experience must also support our strategy. The Nominating and Governance Committee places primary emphasis on the criteria set forth under “Board Membership Criteria” in our Corporate Governance Guidelines, namely, and not to imply priority: (1) broad-based business skills and experiences; (2) prominence and reputation in their profession; (3) global business perspective; (4) concern for the long-term interests of the stockholders; and (5) personal integrity and judgment. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. Members of the Nominating and Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Governance Committee wants to seriously consider and move toward nomination, the Chair of the Nominating and Governance Committee enters into a discussion with that candidate.

The Nominating and Governance Committee will consider candidates recommended by stockholders. It is the policy of the Nominating and Governance Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Nominating and Governance Committee for election at our 2018 Annual Meeting of Stockholders is described under “Stockholder Proposals.”

In addition, we entered into a Director Nomination Agreement with Carl Marks, which enable it to designate one director for nomination to the Board.

Independent Director Meetings

In addition to the meetings of the committees of the Board described above, our independent directors met six times in executive session during 2016. These executive sessions were either held in connection with Board meetings or were separately called by Mr. Wilson, our Chairman during 2016. Our Corporate Governance Guidelines provide that these executive sessions be chaired by our independent Chairman, unless our Chairman is not independent at that time. The independent directors are currently Ambassador Foley and Messrs. Bailey, Gurandiano, McGovern, Quain, Toeldte and Wilson. The Board has established a procedure whereby interested parties may make their concerns known to the independent directors, which is described under “Policies on Communicating with Independent Directors and Reporting of Concerns Regarding Accounting and Other Matters.”

Processes and Procedures for Executive and Director Compensation

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion & Analysis” and “Compensation of Directors.”

Corporate Code of Business Conduct and Ethics, Corporate Governance Guidelines and Director Share Ownership Guidelines

We have adopted a Corporate Code of Business Conduct and Ethics for our directors, officers, and employees, including our chief executive officer and chief financial officer. A copy of our Corporate Code of

Business Conduct and Ethics may be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver from, a provision of the Corporate Code of Business Conduct and Ethics that applies to our chief executive officer or chief financial officer by posting the amendment or waiver to our website.

A copy of our Corporate Governance Guidelines and Director Share Ownership Guidelines may also be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

Policies on Communicating with Independent Directors and Reporting of Concerns Regarding Accounting and Other Matters

The Board and the Audit Committee have adopted policies on communicating with the independent directors and reporting concerns regarding accounting and other matters. Any stockholder or other interested party who wishes to communicate with the Chairman of the Board may do so by writing to: Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. Stockholders or other interested parties who wish to communicate with the independent directors may do so by writing to: Independent Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. These communications will be handled by the Chairman and forwarded to the independent directors at or prior to the next meeting of the independent directors. Stockholders or other interested parties who wish to communicate with the Board may do so by writing to: Board of Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. These communications will be handled by the Chairman and forwarded to directors at or prior to the next meeting of the directors. Any person, whether or not an employee, who has a concern about our conduct, or any of our people, including with respect to accounting, internal accounting controls, or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to: Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596, attention: Compliance Officer, through the Internet at www.ethicspoint.com or by calling 866-293-2399.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for 2016, and has discussed these statements with management. The Audit Committee has also discussed with Ernst & Young LLP, our independent registered public accounting firm during 2016, the matters required to be discussed by Statement of Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2016 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Mr. John F. McGovern, Chair

Ambassador April H. Foley

Mr. Jay J. Gurandiano

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information regarding our executive officers as of June 15, 2017, which is the date of our 2017 Annual Meeting. On the date that our Chapter 11 petitions were filed, Messrs. Pretty and Fracasso were serving as executive officers of Xerium and, in some cases, executive officers of the Debtor Subsidiaries.

Name	Age	Position
Mark Staton	57	President, Chief Executive Officer and Board Member
Clifford E. Pietrafitta	55	Executive Vice President, Chief Financial Officer and Treasurer
David Pretty	53	President of North America and Europe
Eduardo Fracasso	57	President of Latin America
Robert P. Burke	53	President of Asia
Michael Bly	50	Executive Vice President – Global Human Resources
William Butterfield	63	Executive Vice President – Chief Technology Officer

Information regarding Mr. Staton is provided in “Information with Respect to Nominees for Directors” above.

Clifford E. Pietrafitta has served as Executive Vice President and Chief Financial Officer since March 14, 2011 and he assumed the role of Treasurer in 2015. Mr. Pietrafitta served as the Chief Financial Officer of CSS Industries, Inc., a consumer products company, from January 1999 to March 2010. Prior to that he served as the Vice President-Finance of CSS Industries from November 1995 to January 1999, and as Treasurer from 1991 to November 1995.

David Pretty has served as President of North America since February 2008 and President of Europe since April 2013. Prior to his appointment as President of Europe, he served as President-Europe PMC from February 2010. He served as President-Weavexx, our North American clothing operation, from December 2005 until February 2008. From November 2004 to December 2005 he was the Senior Vice President-Sales, Marketing, Technology and Operations for Weavexx. From August 2003 to November 2004 he was the Senior Vice President-Sales, Marketing and Technology for Weavexx. From August 2000 until August 2003 he was the Vice President-Sales and Marketing for Weavexx.

Eduardo Fracasso has served as President of Latin America since January 2008. From April 2007 to December 2007 he served as President-Xerium Brazil. Prior to that, he held various operational positions within our Brazilian subsidiaries over a period of approximately 18 years, most recently as Operational Director.

Robert P. Burke has served as President of Asia since July 2016. From April 2014 to June 2016, he served as Vice President Sales & Marketing – Asia. From October 2009 to March 2014, he served as Vice President Stowe Woodward Asia/ Country Manager China. Before joining Xerium, Mr. Burke was with Voith from 1997 to 2009, lastly serving as Senior Vice President – Asia Pacific from 2004 to 2009. He has more than 30 years of sales, operational, development, managerial and executive leadership experience within the industry.

Michael Bly has served as Executive Vice President – Global Human Resources since April 15, 2013. From December 2009 to April 2013, he served as Vice President of Human Resources of Berry Plastics, a flexible packaging company. From August 2007 to December 2009, he served as Vice President of Human Resources at Pliant Corporation, a film and flexible packaging products producer for personal care, medical, food, industrial and agricultural markets.

William Butterfield has served as Executive Vice President – Chief Technology Officer since April 19, 2013. Prior to that he served as Vice President for Global Rolls Technology from 2006 until his promotion in April 2013. Mr. Butterfield has been with our rolls business since 1988 and has served in several capacities.

Compensation Discussion & Analysis

In this section, we discuss the compensation of Xerium’s named executive officers, or NEOs for 2016. We first provide an executive summary of the performance compensation earned during 2016. We then discuss our compensation philosophy, which informs how our Board’s Compensation Committee determines compensation for our NEOs, the elements of our compensation program and the rationale for specific 2016 pay decisions. Following this section, we have included certain tables where you will find detailed 2016 compensation information for our named executive officers for 2016 who were:

•	Harold C. Bevis, Former President, Chief Executive Officer and Director (CEO)

•	Clifford E. Pietrafitta, Executive Vice President, Chief Financial Officer and Treasurer

•	David J. Pretty, President of North America and Europe

•	Eduardo Fracasso, President of Latin America

•	Michael F. Bly, Executive Vice President – Global Human Resources

•	Wern-Lirn “Paul” Wang, Former President of Asia

On April 28, 2017, Mr. Staton was hired as President and Chief Executive Officer to replace Mr. Bevis, and on July 5, 2016, Mr. Wang resigned from his position as President of Asia. However, due to SEC rules, both are considered NEOs with respect to 2016.

Summary of How Our Incentive Compensation Plans Paid Out for Performance through 2016

During 2016, Xerium continued to execute its strategic plan of moving the Company’s focus away from declining markets, such as printing and writing grades of paper, into growing markets, such as towel and tissue and China. This strategy drove the following actions over the past several years:

•	Building of a machine clothing plant in China, the largest market for the Company’s products;

•	Establishment of a new rolls plant in Corlu, Turkey;

•	Expansion of 8 plants; and

•	Development of 90 new products over a three-year period.

2016 marked the first full year of sales from our new plants in China and Turkey and we launched a next-generation forming fabric aimed at growth markets. The repositioning strategy also drove Xerium’s acquisition of the Spencer Johnston rolls business from JJ Plank Corporation in 2016, which the Company believes will help round out our rolls offering and diversify our rolls revenue.

Alongside the repositioning strategy, the Company has had a long-term plan to pay down its debt. To provide a runway to implement a more significant debt pay-down plan after several years of focusing capital efforts on the repositioning actions, the Company also executed a refinancing that replaced a large majority of its then existing long-term debt that was coming due in 2018 with a new, secured bond financing due in 2021.

For several years, Xerium has used an adjusted EBITDA performance metric as a yardstick to measure the success of the Company’s strategic goal of shifting away from declining markets and into growth markets. To continue to focus management’s efforts on this repositioning strategy, Xerium utilized this performance metric again in its 2016 short-term management incentive compensation program (“2016 MIC”). Adjusted EBITDA was also a feature of our 2014-2016 long-term equity incentive plan (“2014 LTIP”), our 2015-2017 long-term equity incentive plan (“2015 LTIP”), and our 2016-2018 long-term equity incentive plan (“2016 LTIP”). To reinforce the desired link between sustained operational performance in the form of cumulative adjusted EBITDA, the 2014, 2015 and the 2016 LTIPs also rewarded our executives for Xerium’s total shareholder return (TSR) over their three-year performance periods. Given the Company’s other primary goal of ramping up its debt pay-down efforts, Xerium introduced a free cash flow metric into its 2016 MIC and its 2016 LTIP, each of which are discussed in further detail below.

Despite achievements in the Company’s repositioning efforts and successfully generating free cash flow in 2016 at nearly maximum targeted levels, Xerium’s adjusted EBITDA for the one-year and three-year periods ending in 2016 and its TSR over the three-year period of the 2014 LTIP fell short of performance expectations. Due to this and consistent with our compensation philosophy of paying for performance, our NEOs (excluding Mr. Wang) had 2016 realized incentive pay that was 35.4% below the weighted realizable amounts targeted for them.

2016 MIC Plan Funded Below Target. The following table presents the thresholds, targets and maximum performance metrics under our 2016 MIC. As stated above, the Company nearly achieved the maximum free cash flow metric, but its adjusted EBITDA performance fell below the threshold required for a payout on that metric. The 2016 MIC is funded in cash.

2014 LTIP Funded Below Target. The following table presents the thresholds, targets and maximum performance metrics under the 2014 LTIP. The 2014 LTIP is an equity plan funded with grants of (i) restricted stock units that remain contingent on continued employment with the Company through May 8, 2017, and (ii) performance stock units that vested based on the achievement of specified performance metrics as shown below for the three-year performance period ending 2016 and continued employment through May 8, 2017. Assuming the NEOs remain with the Company through May 8, 2017, the 2014 LTIP will pay out at only 52.4% of the targeted number of shares of common stock.

* Performance metrics stated in constant currency and may not correspond to the externally reported calculations of adjusted EBITDA and free cash flow over the relevant performance periods. For information on how adjusted EBITDA and free cash flow metrics are calculated, see “Adjusted EBITDA and Free Cash Flow Calculations” below.

**Not applicable as performance period for purposes of determining the total shareholder return is not yet complete, but is not expected to hit the threshold performance percentile.

Compensation Philosophy and Objectives

We believe most of our executive’s compensation, in the short- and long-term, should be contingent on Company performance, which we believe aligns our executives’ interest with the creation of long-term stockholder value. With this guiding philosophy, the Compensation Committee has designed our compensation programs with the following objectives in mind:

•	reward executives for achievement of long-term goals with the objective of improving stockholder value;

•	motivate executives to excel with specific annual performance goals; and

•	enhance our ability to retain and, as necessary, attract superior employees to key positions.

Our pay-for-performance philosophy has generally led to a significant portion of each executive’s compensation being “at risk” annually and over multi-year performance periods. We also strive to provide an appropriate mix of short- and long-term compensation and of cash and equity. While we have no specific policy or rigid formula regarding the proportion of total compensation that constitutes cash or equity, in general our cash compensation plans reward current performance and our equity plans reward long-term performance and serve as a retention tool. In determining the appropriate mix of cash and equity compensation for 2016, the Compensation Committee considered, among other things, the total amount of our equity that the executive officer held, the motivational value of various components of compensation to the executive officer, the cost to us of each compensation element, and the overall balance and reasonableness of the executive officer’s total compensation package. The Compensation Committee also assessed the potential share dilution resulting from “at plan” award levels of equity.

In addition, we carefully benchmark our executive compensation program against a relevant group of similarly situated peer companies. We feel this benchmarking is relevant because we compete with these peers for the executive talent required to manage the operations of a multi-national industrial company like Xerium. In doing so, the Compensation Committee aims to set fixed compensation, such as base salary, and variable incentive compensation close to the 50th percentile level of comparable companies for similar executive positions.

Compensation Determination Process

The Compensation Committee operates under a written charter adopted by the Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. In discharging its responsibilities, the Compensation Committee reviews and approves the goals and objectives of our executive compensation programs, evaluates performance against those goals and objectives, and approves the compensation of our executive officers.

Role of Say-on-Pay Vote. At our 2014 Annual Meeting of Stockholders, we held a stockholder advisory vote to approve our 2013 executive compensation program, and 76.4% of the shares represented at the meeting voted to approve the program. Because our 2016 programs had a similar mix of compensation elements to that of 2013, the Compensation Committee felt that their structures were appropriate due to the support received in 2014 advisory vote for our 2013 executive compensation program. However, as mentioned above, the Compensation Committee introduced a free cash flow metric to further align the executives’ incentives with results the Committee believes will benefit the shareholders as a whole. We are holding a say-on-pay advisory vote at this 2017 Annual Meeting, and our Compensation Committee will evaluate our future compensation practices based on the results of the vote.

Role of Executive Officers in Compensation Decisions. The CEO and the Executive Vice President – Global Human Resources (EVP-GHR) make recommendations to the Compensation Committee regarding compensation, including salary adjustments, structure of annual awards, annual award amounts, and specified performance thresholds at which incentives would be earned for the executive officers. The CEO and EVP-GHR discuss with the Compensation Committee our performance and the individual performance of the executive officers at least annually. While the Compensation Committee considers the recommendations of the CEO and EVP-GHR, the Compensation Committee ultimately decides salary adjustments, the structure of annual and long-term awards, and annual and long-term award amounts for all executive officers.

Compensation Consultant. During 2016, the Compensation Committee engaged Willis Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation programs are competitive and support the Committee’s goal to align stockholders’ interests with those of the NEOs. Willis Towers Watson also provided the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers.

Benchmarking and Comparative Analysis. To assist in evaluating and setting compensation in 2016, Willis Towers Watson conducted an annual review of our cash and equity compensation programs for the CEO and other executive officers. Willis Towers Watson provided the Compensation Committee with relevant market data to consider in the context of analyzing the compensation of the executive officers.

Willis Towers Watson provided to the Compensation Committee comparative compensation data for our top executive positions at the 25th, 50th and 75th percentile levels based on a general industry published survey analysis. The Compensation Committee used this general industry survey as its primary reference in making 2016 compensation decisions. The Compensation Committee was not aware of the constituent companies in the Willis Towers Watson survey. The compensation components considered in the benchmarking analysis were base salary, target bonus as a percentage of base salary, target total cash compensation, grant value of long-term incentives, and target total direct compensation.

In addition to the general industry survey data, Willis Towers Watson also conducted a benchmarking analysis with respect to our NEOs based on a peer-group study of the publicly disclosed cash and equity compensation practices of 21 publicly held companies in the manufacturing industry. The companies included in the study were the following:

Actuant Corporation	Kadant Inc.
Albany International Corp.	LS Starrett Co.
Altra Industrial Motion Corp.	Lydall Inc.
Ampco-Pittsburgh Corp.	Neenah Paper, Inc.
Barnes Group Inc.	NN Inc.
Blount International Inc.	RBC Bearings Inc.
CIRCOR International, Inc.	Simpson Manufacturing Co., Inc.
CLARCOR Inc.	Standex International Corp.
Columbus McKinnon Corporation	Tennant Company
EnPro Industries, Inc.	Wausau Paper Corp.
Hardinge Inc.

These companies were chosen based on certain business characteristics similar to ours, including: annual revenues, employee headcount, geographic scope of business, type of business and peers determined by proxy advisory firms.

The Compensation Committee has also historically taken into account input from other sources, including input from other independent members of the Board, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and targeted publications of independent associations of corporate directors.

Representatives of Willis Towers Watson have periodically attended meetings of the Compensation Committee. In utilizing Willis Towers Watson, no conflicts of interest were raised between them and the Company and Willis Towers Watson did not provide any additional consulting or other services to the Company in an amount exceeding $120,000. The Compensation Committee has in the past and may in the future retain the services of third-party executive compensation specialists, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies. Additionally, in accordance with its charter, the Compensation Committee formally assessed the independence of Willis Towers Watson in 2016 using the criteria promulgated by the New York Stock Exchange and determined the consultant to be independent.

2016 Executive Compensation Components

In 2016, the principal components of compensation, their purposes and their characteristics for our NEOs were:

Component	Purpose	Characteristics
Base Salary	To attract and retain talented executives and to reward their scope of responsibilities, experience and industry knowledge.	Fixed cash compensation. Generally and over time, targeted at the 50th percentile for similar executive positions at comparable companies.
Short-Term Performance-Based Cash Incentive Compensation	To motivate and reward executives to achieve or exceed annual goals, generally a corporate financial performance metric. In 2016, we used adjusted EBITDA and free cash flow as performance metrics. 50% of this compensation was determined by adjusted EBITDA and 50% was determined by free cash flow.	Annual performance-based compensation comprised of cash. Amount earned will vary depending on actual results achieved relative to targeted performance goals, which may be adjusted at our discretion to account for individual performance and contributions.
Long-Term Equity Incentive Compensation	To align economic interests of executives with the interests of long-term stockholders and to encourage executive retention.	Consists of a mix of time-based and performance-based equity awards. Compensation realized depends on continued service with the Company and, for the 2016 Long-Term Incentive Plan, Company performance and Company stock price over three-year periods.
Other (including benefits)	To attract and retain executives.	Employee benefits such as life insurance, retirement benefits, car allowances, country club dues and relocation expenses.

In general, for 2016 we did not have a policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with the CEO, EVP-GHR and Willis Towers Watson, determined what it believed to be the appropriate level and mix of the various compensation components. While the particular compensation objectives that each element of executive compensation served are set forth below, the Compensation Committee believed that each element of compensation, to a greater or lesser extent, served each of the objectives of our executive compensation program. Our goal was to provide our executive officers with compensation opportunities that were based upon our performance and their contribution to our performance.

2016 “At Risk” Compensation. As demonstrated in Table 1 below, approximately 75.4% of our CEO’s 2016 total targeted direct compensation (consisting of base salary, short-term and long-term incentive awards) and approximately 52.8% of the average 2016 targeted total direct compensation for our other NEOs who served as an executive officer throughout 2016 was “at risk”, meaning that the receipt of such compensation was not guaranteed, but was contingent upon future events when granted.

Table 1

For purposes of this graph, average NEO total targeted direct compensation includes the following elements of compensation of our NEOs: salary, targeted long-term incentive compensation and targeted short-term incentive compensation.

Base Salary. The Compensation Committee annually reviews and approves the base salary of the CEO and our other executive officers.

In making salary determinations, the Compensation Committee considers various factors such as our performance, the executive’s performance, employment contracts (as applicable), responsibilities and leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package. Based on these factors, the Compensation Committee provided salary increases to Michael F. Bly, Clifford E. Pietrafitta and David J. Pretty of 5%, 5% and 3%, respectively. These salary increases were the first salary increases provided by the Compensation Committee to the NEOs in three years.

The Compensation Committee believes the executive officers’ current salary levels support our compensation philosophy by allowing us to be competitive in attracting and retaining the talent we feel will help achieve our long-term goals as well as the Committee’s goal to set executive officer salaries close to the median (50th percentile) of comparable companies for similar executive positions.

Short-Term Incentive Compensation. The Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of annual performance-

based incentives. Awards are based on achievement of performance goals established in the beginning of the year and are targeted for each participant as a percentage of base salary with targets ranging from 50% to 100% for the NEOs. These target ranges have been set based on the market data previously discussed and based on the executives expected contribution to performance. In 2016, potential payments ranged from 0-150% of the target award depending on whether results fell short of a threshold performance level or exceeded the targeted performance goal and, for 2016 individual awards could be further adjusted up or down by 20% based on individual contributions, provided that individual adjustments netted to zero so the total pool of awards did not exceed 150% of the target pool. This range of potential award payments underscores the Committee’s belief that no payments should be earned if performance fails to meet minimum expectations and that the top of the range should reward exceptional performance.

Our short-term incentive compensation awards support our compensation philosophy by motivating our executives to achieve performance goals that contribute to the Company’s short-term and long-term objectives and acts as a financial incentive to attract and retain executive talent.

2016 Management Incentive Compensation Program. In March 2016, we adopted the 2016 MIC, which is our primary short-term incentive program. Each award under the 2016 MIC was entirely performance-based and vested only if (i) the participant remained continuously employed with us through December 31, 2016 and (ii) the performance criteria, detailed below, were met. The Compensation Committee selected each of our executive officers, as well as certain other key employees, as participants in the 2016 MIC after consultation with the CEO. Under the 2016 MIC, each participant was assigned a specific target award equal to a percentage of his or her then-current base cash compensation (pro-rated for any partial year of service during 2016) and the specified target award percentages for the NEOs were as follows:

Name	Specified Target Award as Percentage of Salary
Harold C. Bevis	100%
Clifford E. Pietrafitta	50%
David Pretty	50%
Eduardo Fracasso	50%
Michael F. Bly	50%
Wern-Lirn “Paul” Wang	50%

We paid awards earned under the 2016 MIC in cash. We determined payouts under the 2016 MIC based on our performance against an adjusted EBITDA metric (as defined in our credit facility) and a free cash flow metric, each on a sliding scale adjusted at the end of the year to reflect currency fluctuations relative to the U.S. Dollar in all markets. Under the 2016 MIC, each metric determined 50% of the 2016 MIC award.

The Compensation Committee set the target adjusted EBITDA metric at $113.6 million (on a constant currency basis and as adjusted to account for the acquisition of the Spencer Johnston business). As shown below in Table 2, the sliding scale provided for payouts ranging from 0% of the potential target award if adjusted EBITDA was less than the minimum threshold level, which was $104.5 million for 2016. If adjusted EBITDA equaled the minimum threshold of $104.5 million, the payout would be equal to 25% of the target award. The payouts increased on a straight line basis for achievement of adjusted EBITDA above the minimum threshold level, up to the target threshold and then would increase on a different straight line basis for achievement of adjusted EBITDA up to 150% of the potential target award if we achieved adjusted EBITDA at a maximum level, which was $122.7 million for 2016.

The Compensation Committee set the target free cash flow metric at $21.9 million (on a constant currency basis and as adjusted to account for the acquisition of the Spencer Johnston business). As shown below, the sliding scale provided for payouts ranging from 0% of the potential target award under the target metric if free cash flow was less than the minimum threshold level, which was $16.4 million for 2016. If free cash flow equaled the minimum threshold of $16.4 million, the payout would be equal to 25% of the target award. The payouts increased on a straight line basis for achievement of free cash flow above the minimum threshold level, up to the target threshold and then would increase on different straight line basis for achievement of free cash flow up to 150% of the potential target award if we achieved free cash flow at a maximum level, which was $27.4 million for 2016.

Additionally, the Committee could adjust individual awards up or down by 20% based on an individual’s particular contributions during the year, subject to a cap of 180% of an individual’s target award. Individual adjustments, however, could only be made on a zero-sum basis so that the total award pool would not exceed 150% of the target pool.

In setting the adjusted EBITDA and free cash flow performance targets, our Compensation Committee believed the targets were reasonable proxies for our likely performance for 2016, based on our internal business segment and geographic region forecasts available at the time the 2016 MIC was adopted. The Compensation Committee also believed that the adjusted EBITDA and free cash flow targets were reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance and effective responses to short-term market changes and challenges. In 2016, after adjusting actual results by the currency exchange rates in effect and other permitted adjustments when the targets were established, we achieved adjusted EBITDA of $99.0 million, which was below the minimum threshold of $104.5 million, however we achieved free cash flow of $26.0 million, which was above the target level, and just below the maximum performance level. After assessing the executive officers’ individual performances and the Company’s overall performance, the Compensation Committee and the CEO determined not to adjust individual awards up or down.

Table 2 presents the adjusted EBITDA and free cash flow targets and actual performances on a constant currency basis for 2016.

Table 2

*	Performance metrics are stated in constant currency and may not correspond to the externally reported calculations of adjusted EBITDA and free cash flow for 2016.

2016 MIC awards earned by the NEOs who served throughout the year were as follows:

Named Executive Officer	2016 MIC Target	2016 MIC Payout
Harold C. Bevis	$665,000	$480,596
Clifford E. Pietrafitta	$186,375	$134,693
David J. Pretty	$208,575	$150,737
Eduardo Fracasso	$152,707	$110,361
Michael F. Bly	$131,250	$94,854

Mr. Wang received $54,203 as a pro-rata portion of his 2016 MIC award based on the Company’s performance for the full year and his employment with the Company through July 5, 2016.

Long-Term Compensation. As part of our executive compensation philosophy, we seek to create long-term performance incentives for our executive officers by aligning their economic interests with the interests of stockholders through time- and performance-based awards that vest over a three-year period provided the executive remains with the Company and the pre-established performance thresholds are met. Consistent with the terms of our employment agreement with Mr. Bevis then in effect, the Compensation Committee awarded Mr. Bevis annual long-term compensation awards equal to the greater of 200% of his then-current base salary or $1,400,000. For the other NEOs, the Compensation Committee chooses the size and mix of time- and performance-based awards based on the executive’s role and positioning relative to the competitive market, as discussed above.

Besides aligning our executives’ financial interests with the interests of stockholders, our long-term equity awards support our stock ownership guidelines (discussed below) and provide an incentive for our executives to remain with Xerium over the performance periods.

2016 - 2018 Executive Long-Term Incentive Plan. In 2016, the Compensation Committee adopted the 2016 LTIP applicable to a 2016—2018 performance period, which is our primary long-term compensation program. Awards granted in 2016 under the 2016 LTIP were made under the 2010 Equity Incentive Plan (the “2010 Plan”). For the 2016 LTIP, our CEO and EVP-GHR made recommendations to the Compensation Committee regarding the participants to be selected and the award terms. Our Compensation Committee may, from time to time, revise on a prospective basis, the Company’s LTIP programs, including the 2016 LTIP, based on then current market conditions and other factors.

Awards under the 2016 LTIP are time-based and performance-based. A specific target share award was set for each participant in the 2016 LTIP. Awards will be paid in the form of shares of common stock of the Company, as described below.

Time-based awards, which accounts for 35% of the total target award for each participant, have been granted in the form of time-based restricted stock units under the Company’s 2010 Plan. The time-based restricted stock units vest on the third anniversary of the date of grant.

Performance-based awards, which accounts for 65% of the total target award for each participant, have been granted in the form of performance-based restricted stock units under the 2010 Plan. Of these performance-based units, one-third will vest based on the financial performance of the Company, one-third will vest based on the stock price performance of the Company and the other one-third will vest based on the free cash flow of the Company.

The performance-based stock units whose vesting is subject to the financial performance of the Company (the “financial stock units”) will vest based on the degree to which the Company achieves a targeted three-year cumulative Adjusted EBITDA metric, adjusted for currency fluctuations, over the performance period of January 1, 2016 through December 31, 2018. Financial stock units that vest will convert into shares of the Company’s common stock and be paid after the third anniversary of the grant date, or May 4, 2019. The amount of units that vest will range from 50% to 200% of the employee’s total financial stock units. Upon attainment of the board-approved threshold of the targeted Adjusted EBITDA, the financial stock units will begin vesting on a straight-line basis from 50% of the financial stock units at the board-approved threshold Adjusted EBITDA, to 100% of the financial stock units at 100% of the board-approved targeted Adjusted EBITDA, up to a maximum payout of 200% of the financial stock units at the board-approved cap Adjusted EBITDA. Adjusted EBITDA performance between the board-approved threshold and the board-approved cap Adjusted EBITDA will result in an interpolated payout percentage of the financial stock units between 50% and 200%.

The performance-based stock units whose vesting is subject to stock price performance of the Company (the “market-based stock units”) will vest based on the Company’s total stock price change (plus dividends) over the three-year performance period of May 4, 2016 through May 4, 2019 (“TSR”) relative to the TSR over the same performance period of companies listed on the S&P Global Small Cap Index on the third anniversary of the grant date, or May 4, 2019. Market-based stock units that vest will convert into shares of the Company’s common stock and will be paid after the third anniversary of the grant date, or May 4, 2019. The amount of units that vest will range from 50% to 200% of the employee’s total market-based stock units. If the Company’s TSR over the performance period is equal to the 35th percentile TSR of the companies in the S&P Global Small Cap Index, then 50% of the market-based units will vest. Full payout at 100% of the market-based units will be made if the Company’s TSR over the performance period is equal to the 55th percentile TSR of companies in the S&P Global Small Cap Index. An incentive cap payout at 200% of the market-based units will be made if the Company’s TSR over the performance period is equal to the 75th percentile TSR of companies in the S&P Global Small Cap Index. TSR performance between the 35th and 75th percentile TSR of companies in the S&P Global Small Cap Index will result in an interpolated payout percentage of the market-based units between 50% and 200%.

The performance-based stock units whose vesting is subject to the free cash flow of the Company (the “cash flow stock units”) will vest based on the degree to which the Company achieves a targeted three-year cash flow metric, adjusted for currency fluctuations, over the performance period of January 1, 2016 through December 31, 2018. Cash flow stock units that vest will convert into shares of the Company’s common stock and be paid after the third anniversary of the grant date, or May 4, 2019. The amount of units that vest will range from 50% to 200% of the employee’s total cash flow stock units. Upon attainment of the board-approved threshold of the targeted free cash flow, the cash flow stock units will begin vesting on a straight-line basis from 50% of the cash flow stock units at the board-approved threshold free cash flow, to 100% of the cash flow stock units at the board-approved targeted free cash flow, up to a maximum payout of 200% of the financial stock units at the board-approved cap free cash flow. Free cash flow performance between the board-approved threshold and board-approved cap free cash flow will result in an interpolated payout percentage of the cash flow stock units between 50% and 200%.

Subject to early acceleration and payment under certain circumstances consistent with the terms of the Company’s 2016 LTIP and LTIP Share Agreement thereunder, delivery of shares of common stock underlying the time-based and performance-based awards that become vested are subject to the participant’s continued service to the Company through May 4, 2019.

The following table sets forth the number of time-based restricted stock units, performance-based stock units and market-based stock units awarded to our NEOs in 2016.

Name	Time-Based RSUs(1)	Adjusted EBITDA Performance RSUs(2)	TSR Performance RSUs (3)	Free Cash Flow Performance RSUs(4)
Harold C. Bevis(5)	95,890	59,361	59,361	59,360
Clifford E. Pietrafitta	15,410	9,540	9,540	9,540
David J. Pretty	18,836	11,660	11,660	11,660
Eduardo Fracasso	10,274	6,360	6,360	6,360
Michael F. Bly	13,356	8,268	8,268	8,268
Wern-Lirn “Paul” Wang(6)	10,274	6,360	6,360	6,360

(1)	Time-based awards under the 2016 LTIP represent restricted stock units that vest in one installment on May 4, 2019.
(2)	Adjusted EBITDA performance awards under the 2016 LTIP represent restricted stock units that vest if the participant remains continuously employed through May 4, 2019 and if certain performance criteria are met. As described above, depending on the cumulative adjusted EBITDA achieved over the three-year performance period, the participant may receive common stock up to 200% of the number of stock units listed in this column.
(3)	TSR performance awards under the 2016 LTIP represent restricted stock units that vest if the participant remains continuously employed through May 4, 2019 and if certain stock price criteria are met. As described above, depending on the stock price at the end of the three-year performance period, the participant may receive common stock up to 200% of the number of stock units listed in this column.
(4)	Free cash flow performance awards under the 2016 LTIP represent restricted stock units that vest if the participant remains continuously employed through May 4, 2019 and if certain performance criteria are met. As described above, depending on the cumulative free cash flow achieved over the three-year performance period, the participant may receive common stock up to 200% of the number of stock units listed in this column.
(5)	Mr. Bevis was eligible to receive awards under all long term incentive plans at a value at the time of grant equal to the greater of 200% of his then-current salary or $1,400,000. Mr. Bevis’ employment with the Company was terminated on April 27, 2017.
(6)	Based on the terms of the 2016-2018 LTIP and the date and terms of his departure from the Company, we issued Mr. Wang a pro rata portion of his LTIP shares in the form of common stock.

Adjusted EBITDA and Free Cash Flow Calculations. For purposes of the 2016 MIC, the 2014 LTIP, the 2015 LTIP and the 2016 LTIP, “adjusted EBITDA” means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, subject to annual limitations provided for in the Credit Facility, (vi) non-cash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits.

For purposes of the 2016 MIC and 2016 LTIP, free cash flow means “net cash provided by operating activities” less “capital expenditures” plus “proceeds from disposals of property and equipment.”

Incentive Clawback Policies. Our MICs and LTIPs provide that if a participant receives an award under the applicable plan based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which the participant was entitled, the participant will refund to us the difference between what the participant received and what the participant should have received. Participants will not be required to refund compensation paid more than three years prior to the applicable restatement.

401(k) Plans. Our NEOs resident in the United States participate in a tax-qualified defined contribution plan for non-union employees with a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The NEOs became eligible to participate in the plan after completing two months of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to the statutorily prescribed annual limit of compensation that would otherwise be paid to the participant in the applicable year. In 2016, under the plan in which our NEOs participate, we made a matching contribution of 100% of the first three percent of such participant’s compensation and 50% of the next two percent of such participants compensation.

Retirement Benefits. We maintain a pension plan for U.S. salaried employees, including one of our executive officers (the “non-union U.S. pension plan”). The non-union U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan and is described in more detail below under the heading “Pension Benefits.” On September 24, 2008, we announced that we were freezing pension benefit accruals under the non-union U.S. pension plan effective December 31, 2008, so that future service beyond December 31, 2008 would no longer be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Mr. Pretty was vested as of December 31, 2008. No other NEOs were participants.

Perquisites and Other Personal Benefits. We provide the NEOs with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executive employees for key positions. These benefits include premiums paid for term life insurance policies, car allowances or an automobile for personal use, country club dues, housing and relocation expenses and annual physical exams. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2016, are included in the next to last column of the Summary Compensation Table below.

Employment Agreements. We have entered into Employment Agreements with certain key employees, including the NEOs. The employment agreements for the NEOs are described below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.” These agreements include severance arrangements and, in some cases, the level of severance is dependent upon the proximity of termination to a Change in Control (as defined in the applicable agreement). We believe that these arrangements support our ability to attract and retain superior executive employees and, if a change in control were to occur, would enhance our value by keeping our management team intact and focused on the best interests of the stockholders, rather than their own job security.

Management Stock Ownership Guidelines

Effective January 1, 2015, the Compensation Committee established stock ownership guidelines for executive officers to encourage them to have a long-term equity stake in Xerium and align their interests with stockholders.

The guidelines provide that each officer should hold a multiple of the officer’s annual salary in shares (both in terms of unvested awards and outstanding stock, and net of taxes at an assumed rate of 35%), as follows:

Position	Ownership Requirement (multiple of net salary)

Chief Executive Officer	5x
All other officers	1.5x

For purposes of the stock ownership guidelines, an “officer” means any member of our management that is eligible for awards under our LTIP.

Each officer has five years to achieve the minimum ownership requirement. Ownership is measured at the end of each fiscal year. In addition to shares held outright, the number of vested and non-vested RSUs (net of taxes) counts towards the ownership requirement. In addition, 33% of shares underlying stock options or warrants counts towards the ownership requirement. As of April 27, 2017 Mr. Bevis already owned shares with a value in excess of the guidelines. Mr. Staton will have until April 28, 2022 to meet the requirements of the guidelines. All other executive officers are expected to own shares that have a value equal to 1.5 times their base salary by the later of January 1, 2020 or within five years after an officer first becomes subject to the guidelines.

Tax and Accounting Implications

Deductibility of Executive Compensation. In establishing compensation, the Compensation Committee takes into account the provisions of Section 162(m) of the Code, which exempts some performance-based compensation from the $1 million deduction limit. While the Compensation Committee considers Section 162(m) of the Code, the effects of 162(m) are not determinative and the Compensation Committee may, however, approve compensation that does not qualify for the exemption to attract and retain executives or for other reasons. In determining whether to structure incentive awards to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee balances the benefits of the awards qualifying as performance-based compensation, within the meaning of Section 162(m) of the Code, and the overall goal of structuring awards designed both to incentivize the executives and to increase stockholder value. For a discussion of the 2016 MIC and 2016 LTIP, see the section “Short-Term Incentive Compensation” and “Long-Term Compensation” earlier in this Compensation Discussion & Analysis.

Accounting for Stock-Based Compensation. We account for stock-based awards, including our restricted stock unit awards, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Options (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004)”).

Narrative Disclosure of Our Compensation Policies and Practices As They Relate to Our Risk Management

During 2016, we conducted a risk assessment of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. For additional information with respect to our risk management process, please see the section “Board Oversight and Risk Management” above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management, and based upon such review of and discussions with management with respect to the Compensation Discussion & Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Mr. Jay J. Gurandiano, Chair

Mr. Alexander Toeldte

Mr. Roger A. Bailey

Mr. James F. Wilson

Summary Compensation Table

The following table sets forth information with respect to the compensation for our NEOs – our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers (based on 2016 compensation) who were serving as executive officers at the end of 2016 and one officer, Mr. Wang, who would have been among those three had he been serving as an executive officer at the end of 2016. Mr. Wang left the Company on July 5, 2016.

Please see the section “Compensation Philosophy and Objectives” in Compensation Discussion & Analysis for additional information with respect to the proportionate elements of total compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)		All Other Compensation ($)		Total ($)
Harold C. Bevis	2016	$665,000	$-		$1,375,339	$-	$480,596	$-		$29,355	(4)	$2,550,290
Former President,	2015	$665,000	$-		$1,400,000	$-	$241,063	$-		$38,344		$2,344,407
Chief Executive	2014	$665,000	$-		$1,400,000	$-	$556,671	$-		$40,412		$2,662,083
Officer and
Director
Clifford E.
Pietrafitta	2016	$372,750	$-		$221,031	$-	$134,693	$-		$26,730	(5)	$755,203
Executive Vice	2015	$355,000	$-		$225,000	$-	$64,344	$-		$25,238		$669,582
President, Chief	2014	$355,000	$-		$75,000	$-	$148,585	$-		$28,039		$606,624
Financial Officer
and Treasurer
David Pretty	2016	$417,150	$-		$270,156	$-	$150,737	$16,635	(6)	$24,021	(7)	$878,699
President of North	2015	$405,000	$225,000	(8)	$275,000	$-	$73,406	$-		$25,238		$1,003,644
America and	2014	$405,000	$-		$100,000	$-	$169,512	$52,531		$26,507		$753,550
Europe
Eduardo Fracasso(9)	2016	$296,080	$-		$147,357	$-	$110,361	$-		$99,065	(10)	$652,863
President	2015	$297,764	$-		$50,000	$-	$59,065	$-		$95,710		$502,539
of Latin America	2014	$385,961	$-		$50,000	$-	$140,687	$-		$126,065		$702,713
Michael F. Bly	2016	$262,500	$-		$191,563	$-	$94,854	$-		$16,387	(11)	$565,305
Executive Vice
President – Global
Human Resources
Wern-Lirn “Paul” Wang(12)	2016	$300,000	$-		$147,357	$-	$54,203	$-		$195,067	(13)	$696,627
Former President of	2015	$300,000	$-		$150,000	$-	$54,375	$-		$249,033		$753,408
Asia	2014	$300,000	$-		$150,000	$-	$96,647	$-		$148,683		$695,330

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”) of the stock awards granted to our NEOs during 2014, 2015, and 2016, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2016. The amounts set forth may be more or less than the value ultimately realized by the NEOs based upon, among other things, the value of our common stock at the time of vesting of restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For the performance-based portion of awards under the 2014 LTIP, the 2015 LTIP, or the 2016 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions at the time of grant in 2014, 2015, and 2016 respectively. For awards granted under the 2016 LTIP, 35% of the awards were granted in the form of time-based restricted stock units and 65% were granted in the form of performance-based restricted stock units. Amounts of performance based awards if earned at maximum target level are set forth in “Grant of Plan Based Awards” below.
(2)	Represents the cash award earned by each NEO pursuant to the terms of our Management Incentive Compensation Plan. In 2016, each NEO received awards equal to 72.27% of their targeted awards.

(3)	The amounts in this column represent changes in pension value from the prior year. None of our NEOs received any preferential earnings on nonqualified deferred compensation in 2016.
(4)	Includes $7,950 in respect of employer contributions to Mr. Bevis’ 401(k) account and $5,497 in respect of premiums for group term life insurance policies for the benefit of Mr. Bevis. In addition, reflects perquisites and other personal benefits in the aggregate amount of $15,907, which includes (i) $9,602 associated with an automobile allowance; and (ii) $6,305 associated with country club dues.
(5)	Includes $10,600 in respect of employer contributions to Mr. Pietrafitta’s 401(k) account and $2,625 in respect of premiums for group term life insurance policies for the benefit of Mr. Pietrafitta. In addition, reflects perquisites and other personal benefits in the aggregate amount of $13,505, which includes (i) $7,200 associated with an automobile allowance; and (ii) $6,305 associated with country club dues.
(6)	The actuarial value of benefits under the pension plan for Mr. Pretty increased by $16,635 during the year ended December 31, 2016, and decreased by $10,337 during the year ended December 31, 2015.
(7)	Includes $7,950 in respect of employer contributions to Mr. Pretty’s 401(k) account and $2,813 in respect of premiums for group term life insurance policies for the benefit of Mr. Pretty. In addition, reflects perquisites and other personal benefits in the aggregate amount of $13,258, which includes (i) $7,200 associated with an automobile allowance; and (ii) $6,058 associated with country club dues.
(8)	Consists of a retention bonus in the amount of $225,000 paid to Mr. Pretty, which was met upon Mr. Pretty’s continued employment on August 15, 2015.
(9)	2016 salary for Mr. Fracasso is converted from Brazilian Real at an assume exchange rate of $0.29 per Real, which represents the average exchange rate for 2016. 2015 salary for Mr. Fracasso is converted from Brazilian Real at an assumed exchange rate of $0.30 per Real, which represents the average exchange rate for 2015. 2014 salary for Mr. Fracasso is converted from Brazilian Real at an assumed exchange rate of $0.43 per Real, which represents the average exchange rate for 2014.
(10)	Includes $17,701 representing the value of Mr. Fracasso’s personal use of an automobile that we own, $42,410 related to medical/dental benefits and life insurance premiums paid by us and $38,954 in contributions to Mr. Fracasso’s private retirement savings plan.
(11)	Includes $7,365 in respect of employer contributions to Mr. Bly’s 401(k) account and $1,822 in respect of premiums for group term life insurance policies for the benefit of Mr. Bly. In addition, reflects an automobile allowance of $7,200.
(12)	Mr. Wang’s employment with the Company terminated on July 5, 2016.
(13)	Includes $55,421 of a housing allowance for Mr. Wang, $73,511 representing an education allowance for Mr. Wang’s children, $16,068 in medical/dental benefits and $50,067 associated with an automobile allowance and costs in connection with use of an automobile in China.

Grant of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to NEOs in 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Harold C. Bevis	3/8/16	$166,250	$665,000	$997,500
	5/4/2016				89,041	178,082	356,164				$893,972
	5/4/2016							95,890			$481,368
Clifford E. Pietrafitta	3/8/16	$46,594	$186,375	$279,563
	5/4/2016				14,310	28,620	57,240				$143,672
	5/4/2016							15,410			$77,358
David J. Pretty	3/8/16	$52,144	$208,575	$312,863
	5/4/2016				17,490	34,980	69,960				$175,600
	5/4/2016							18,836			$94,557
Eduardo Fracasso	3/8/16	$38,177	$152,707	$228,311
	5/4/2016				9,540	19,080	38,160				$95,782
	5/4/2016							10,274			$51,575
Michael F. Bly	3/8/16	$32,813	$131,250	$196,875
	5/4/2016				12,402	24,804	49,608				$124,516
	5/4/2016							13,356			$67,047
Wern-Lirn “Paul” Wang	3/8/16	$37,500	$150,000	$225,000
	5/4/2016				9,540	19,080	38,160				$95,782
	5/4/2016							10,274			$51,575

(1)	These columns show the range of payouts targeted under the 2016 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.
(2)	These columns show the range of payouts of performance-based restricted stock units under the 2016 LTIP as described under the section entitled “Long-Term Compensation” in Compensation Discussion & Analysis. The performance-based restricted stock units vest in one installment on May 4, 2019, upon achievement of certain performance criteria.
(3)	Grant of time-based restricted stock units under the 2016 LTIP. The time-based restricted stock units vest in one installment on May 4, 2019.
(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock and option awards granted to our NEOs during 2016, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2016. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the performance of the Company’s stock against the performance of listed companies on the S&P Global Small Cap Index, whether we achieve certain performance goals and whether such awards actually vest. For awards subject to performance conditions, such as performance-based awards under the 2016 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Harold C. Bevis	—	—	—	—	—	40,833	(2)	$229,481	75,833	(3)	$426,181
						30,683	(4)	$172,438	56,981	(5)	$320,233
						95,890	(6)	$538,902	178,082	(7)	$1,000,821

Clifford E. Pietrafitta	—	—	—	—	—	2,188	(2)	$12,297	4,063	(3)	$22,834
						4,931	(4)	$27,712	9,158	(5)	$51,468
						15,410	(6)	$86,604	28,620	(7)	$160,844
David J. Pretty	—	—	—	—	—	2,197	(2)	$12,347	5,416	(3)	$30,438
						6,027	(4)	$33,872	11,193	(5)	$62,905
						18,836	(6)	$105,858	34,980	(7)	$196,588

Eduardo Fracasso	—	—	—	—	—	1,458	(2)	$8,194	2,708	(3)	$15,219
						1,096	(4)	$6,160	2,035	(5)	$11,437
						10,274	(6)	$57,740	19,080	(7)	$107,230
Michael F. Bly	—	—	—	—	—	3,646	(2)	$20,491	6,771	(3)	$38,053
						2,740	(4)	$15,399	5,087	(5)	$28,589
						13,356	(6)	$75,061	24,804	(7)	$139,398

Wern-Lirn “Paul” Wang	—	—	—	—	—	— (8)		—	— (8)		—

(1)	Market values in this table are determined using a price per share of our common stock of $5.62, the closing price on the NYSE on the last trading day in 2016.
(2)	Reflects unvested time-based restricted stock units granted under the 2014 LTIP with a grant date of May 8, 2014 and a vesting date of May 8, 2017.
(3)	Reflects unvested performance-based restricted stock units granted under the 2014 LTIP with a grant date of May 8, 2014 and a vesting date of May 8, 2017. Although this column shows 100% of the outstanding performance-based restricted stock units awarded under the 2014 LTIP for each NEO, as described under the section entitled “Summary of How Our Incentive Compensation Plans Paid Out for Performance through 2016” in Compensation Discussion & Analysis, we expect only 17.4% of these restricted stock units to vest on May 8, 2017.
(4)	Reflects time-based restricted stock units granted under the 2015 LTIP with a grant date of March 2, 2015 and a vesting date of March 2, 2018.
(5)	Reflects unvested performance restricted stock units granted under the 2015 LTIP with a grant date of March 2, 2015 and a vesting date of March 2, 2018.
(6)	Reflects time-based restricted stock units granted under the 2016 LTIP with a grant date of May 4, 2016 and a vesting date of May 4, 2019.
(7)	Reflects unvested performance restricted stock units granted under the 2016 LTIP with a grant date of May 4, 2016 and a vesting date of May 4, 2019.
(8)	Mr. Wang held no equity awards at December 31, 2016.

Option Exercises and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2016 by such executives pursuant to shares acquired upon exercise of stock options and vesting of stock awards.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harold C. Bevis	260,621 (1)	$1,045,090	(1)	68,082	(2)	$545,337	(2)
	—	$—		261,194	(3)(4)	$1,951,119	(3)
Clifford E. Pietrafitta	—	$—		13,992	(3)(5)	$104,520	(3)
David J. Pretty	—	$—		13,992	(3)(6)	$104,520	(3)
Eduardo Fracasso	—	$—		13,992	(3)(7)	$104,520	(3)
Michael F. Bly	—	$—		23,320	(3)(8)	$174,200	(3)
Wern-Lirn “Paul” Wang	—	$—		14,486	(9)	$93,002	(9)

(1)	Includes 260,621 of options that vested on August 15, 2016. Of the shares acquired on exercise, 192,515 shares were withheld by us as a result of a cashless exercise and in respect of tax obligations, resulting in a net issuance of 68,106 shares. Market value was determined using a price per share of our common stock of $8.01, the closing price on the NYSE on August 15, 2016, less the exercise price of $4.00 per share.
(2)	Includes 68,082 time-based restricted stock units that vested on August 15, 2016. Of these vested shares, 32,544 shares were withheld by us in respect of tax obligations, resulting in a net issuance of 35,538 shares. Market value was determined using a price per share of our common stock of $8.01, the closing price on the NYSE on August 15, 2016.
(3)	Restricted stock units that vested under the 2013-2015 Long-Term Incentive Plan (“2013 LTIP”). Fifty percent (50%) of the restricted stock unit awards were time-based and fifty percent (50%) were performance-based. Market value was determined using a price per share of our common stock of $7.47, the closing price on the NYSE on March 15, 2016 and the vesting date under the 2013 LTIP.
(4)	Of these vested shares, 110,018 were withheld by us in respect of tax obligations, resulting in a net issuance of 151,176 shares.
(5)	Of these vested shares, 4,582 were withheld by us in respect of tax obligations, resulting in a net issuance of 9,410 shares.
(6)	Of these vested shares, 4,607 were withheld by us in respect of tax obligations, resulting in a net issuance of 9,385 shares.
(7)	Of these vested shares, 3,848 were withheld by us in respect of tax obligations, resulting in a net issuance of 10,144 shares.
(8)	Of these vested shares, 7,731 were withheld by us in respect of tax obligations, resulting in a net issuance of 15,589 shares.
(9)	Includes 14,486 time-based and performance-based restricted stock units that vested on a pro-rata basis based on Mr. Wang’s last day of employment with us of July 5, 2016 under the terms of the 2014 LTIP, 2015 LTIP and 2016 LTIP. Market value was determined using a price per share of our common stock of $6.42, the closing price on the NYSE on July 5, 2016.

Equity Compensation Plan Information

The following table sets forth certain information with respect to Xerium’s equity compensation plans at December 31, 2016.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	873,737(1)	na	21,707
Equity compensation plans not approved by security holders	-	na	-

Total	873,737	na	21,707

(1) The amount shown represents outstanding time-based and performance-based restricted stock units. There is no exercise price associated with these awards.

Pension Benefits

Pension Plan. Xerium’s non-union U.S. pension plan for U.S. salaried employees, including its executive officers, and U.S. non-union hourly employees is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the non-union U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with us and our subsidiaries, the “final average earnings,” and are payable after retirement. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service. Earnings covered by the non-union U.S. pension plan are total cash compensation, including salary and bonuses, less taxable fringe benefits, as defined in the plan. Benefits under the non-union U.S. pension plan are calculated as an annuity equal to 0.9% to 1.4% of the participant’s final average earnings multiplied by years of service. For purposes of the annual pension benefit calculation, final average earnings could not exceed $245,000. Contributions to the non-union U.S. pension plan were made entirely by us and were paid into a trust fund from which the benefits of participants will be paid. The benefits listed in the table below are not subject to any deduction for Social Security, but are subject to offset by accrued benefits under specified predecessor plans.

On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008 so that future service beyond December 31, 2008 have not been credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Current employees who were not vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire. Mr. Pretty is the only NEO participating in the non-union U.S. pension plan.

The following table sets forth information on the present value of accumulated benefits payable to each of NEO, including the number of years of service credited to each such NEO, under the non-union U.S. pension plan (to the extent that such NEO participates in the non-union U.S. pension plan) determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2016.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harold C. Bevis	—	—	—	—
Clifford E. Pietrafitta	—	—	—	—
David J. Pretty	non-union U.S. pension plan	8.917	$201,546	—
Eduardo Fracasso	—	—	—	—
Michael F. Bly	—	—	—	—
Wern-Lirn “Paul” Wang	—	—	—	—

(1)	As of December 31, 2016. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service. Credited service was frozen in 2008.

Nonqualified Deferred Compensation

None of the NEOs received any nonqualified deferred compensation in 2016 or participate in any non-qualified deferred compensation plans.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with each of Harold C. Bevis, Clifford E. Pietrafitta, David Pretty, Eduardo Fracasso, Michael F. Bly and Wern-Lirn “Paul” Wang. The employment period under the agreements will continue until terminated by us or the NEO. The employment agreements for these executives provide, or in the case of Mr. Wang and Mr. Bevis, provided, the specific terms set forth below.

For additional information with respect to the employment agreements between us and our NEO, please see the section “Employment Agreements” in Compensation Discussion & Analysis.

Also set forth below, after the description of the applicable employment agreement, are tables that show the potential amounts payable to each of the NEO in accordance with their respective employment agreements and other agreements with us in the event of termination of such executive’s employment in the circumstances described in the category headings of the tables, assuming that such termination was effective as of December 31, 2016, except for Mr. Wang, for whom we show the benefits he received subsequent to his departure on July 5, 2016. With the exception of Mr. Wang, the amounts in the tables are estimates of the amounts which would be paid out to the executives in accordance with their respective employment agreements upon their termination. Regardless of the manner in which a NEO’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include earned and unpaid base salary, vacation pay, and regular pension benefits (see “Pension Benefits” above). Each NEO was also a participant in the 2016 MIC, which provided that participants were entitled to receive their award if certain performance targets were met and if they were employed with us on December 31, 2016. For additional information with respect to the 2016 MIC, please see the section “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.

Harold C. Bevis. Mr. Bevis formerly served as a Director and as our President and Chief Executive Officer. His employment with the Company was terminated pursuant to the terms of his employment agreement without “cause” (as defined in his employment agreement) on April 27, 2017. As of December 31, 2016 and at the time of his termination, Mr. Bevis received a base salary of $665,000. His employment agreement also provided that Mr. Bevis was eligible to participate in our annual bonus plan at a minimum target participation level of 100% of his base salary.

The employment agreement provided that if Mr. Bevis terminated his employment other than for “good reason” (as defined in his employment agreement), he would be entitled to his unpaid salary and benefits through his date of termination. If his employment terminated because of his death or disability, then he was entitled to his earned and unpaid salary through his date of termination and the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminated because of his disability, he was entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminated as a result of death or disability, a prorated portion of all unvested restricted stock units would vest upon such termination. The employment agreement provided that if we terminated his employment for any other reason other than “cause” (as defined in his employment agreement), or if he terminated his employment for “good reason,” then he was entitled to (i) receive his base salary for 18 months, (ii) receive the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year, (iii) participate in medical/dental benefit plans for 18 months years (or such longer period as may be provided in our benefit plans) and (iv) vesting of a prorated portion of all unvested outstanding restricted stock units under our LTIPs, provided that the timing of certain payments may be delayed under Section 409A of the Code. The employment agreement also provided that if any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be two years instead of 18 months. If we terminated his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested restricted stock units would immediately vest upon such change of control. The value of such restricted stock unit awards as of December 31, 2016 was $2,688,057.

Potential Payments to Mr. Bevis assuming a Termination at December 31, 2016:

Reason for Termination	Cash Severance Payment (3)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$480,596	$1,151,375	$–	$–	$1,000,000	$2,631,971
Disability(1)	$480,596	$1,151,375	$22,338	$–	$–	$1,654,309
By Xerium for Cause or by Executive without Good Reason(1)	$480,596	$–	$–	$–	$–	$480,596
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)(2)	$1,478,096	$1,151,375	$22,338	$–	$–	$2,651,809
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$1,810,596	$2,688,057	$29,784	$–	$–	$4,528,437
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$1,478,096	$1,151,375	$22,338	$–	$–	$2,651,809
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$1,810,596	$2,688,057	$29,784	$–	$–	$4,528,437

(1)	As defined in Mr. Bevis’ employment agreement.
(2)	On April 27, 2016, we terminated Mr. Bevis’ employment without cause, thereby triggering these benefits, provided that Mr. Bevis signs and does not revoke a release of claims and complies with his obligations under the employment agreement.
(3)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Bevis’ employment agreement above. In addition, this column includes cash payments under our 2016 MIC that were payable as a result of Mr. Bevis being employed by us on December 31, 2016.

Clifford E. Pietrafitta. Mr. Pietrafitta serves as our Executive Vice President, Chief Financial Officer and Treasurer. As of December 31, 2016, Mr. Pietrafitta receives a base salary of $372,750, which may be increased for subsequent years at the discretion of the Board. Under the terms of his employment agreement, Mr. Pietrafitta is eligible to participate in our annual bonus plan at a minimum target participation level of 50% of his base salary.

If Mr. Pietrafitta terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under our annual bonus plans for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” as defined in the employment agreement), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for one year, (ii) participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans) and (iii) a prorated portion of all unvested outstanding restricted stock units under our LTIPs, provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination were to occur within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested restricted stock units would immediately vest upon such change of control. The value of such restricted stock units as of December 31, 2016 was $361,759.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Pietrafitta during his employment and for a period of one year or 18 months after his employment terminates depending on the circumstances.

Potential Payments to Mr. Pietrafitta upon Termination at December 31, 2016:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$134,693	$124,550	$–	$–	$745,500	$1,004,744
Disability(1)	$134,693	$124,550	$22,338	$–	$–	$281,582
By Xerium for Cause or by the Executive without Good Reason(1)	$134,693	$–	$–	$–	$–	$134,693
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$507,443	$124,550	$14,892	$–	$–	$646,886
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$693,818	$361,759	$22,338	$–	$–	$1,077,916
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$507,443	$124,550	$14,892	$–	$–	$646,886
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$693,818	$361,759	$22,338	$–	$–	$1,077,916

(1)	As defined in Mr. Pietrafitta’s employment agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pietrafitta’s employment agreement above. In addition, this column includes cash payments under our 2016 MIC that were payable as a result of Mr. Pietrafitta being employed by us on December 31, 2016.

David Pretty. Mr. Pretty serves as President of North America and Europe. As of December 31, 2016, Mr. Pretty receives a base salary of $417,150, which may be increased at the discretion of the Board. Under the terms of his employment agreement, Mr. Pretty is eligible to participate in our annual bonus plan at a minimum target participation level of 50% of his base salary.

If Mr. Pretty terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason” (as defined in the employment agreement), then he is entitled to (i) receive his base salary for one year, (ii) participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans) and (iii) a prorated portion of all unvested outstanding restricted stock units under our LTIPs, provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested restricted stock units would immediately vest upon such change of control. The value of such restricted stock units as of December 31, 2016 was $446,059.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Pretty during his employment and for a period of one year after his employment terminates. Mr. Pretty also participated in our non-union U.S. pension plan. For a description of the non-union U.S. pension plan, and the amounts payable to Mr. Pretty thereunder, see “Pension Benefits” above.

Potential Payments to Mr. Pretty upon Termination at December 31, 2016:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$150,737	$155,595	$–	$–	$834,300	$1,140,632
Disability(1)	$150,737	$155,595	$22,338	$–	$–	$328,670
By Xerium for Cause or by the Executive without Good Reason(1)	$150,737	$–	$–	$–	$–	$150,737
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$567,887	$155,595	$14,892	$–	$–	$738,374
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$776,462	$446,059	$22,338	$–	$–	$1,244,860
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$567,887	$155,595	$14,892	$–	$–	$738,374
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$776,462	$446,059	$22,338	$–	$–	$1,244,860

(1)	As defined in Mr. Pretty’s employment agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pretty’s employment agreement above. In addition, this column includes cash payments under our 2016 MIC that were payable as a result of Mr. Pretty being employed by us on December 31, 2016.

Eduardo Fracasso. Mr. Fracasso has served as President of Latin America since January 2008. As of December 31, 2016, Mr. Fracasso receives a base salary of approximately $296,080 (at an exchange rate of approximately 3.49 Brazilian Real per Dollar, the average exchange rate for 2016), subject to increase from time to time according to Brazilian law. His employment agreement provides that Mr. Fracasso is eligible to participate in our annual incentive bonus plan at a minimum target participation level of 50% of his base salary for the applicable year.

If Mr. Fracasso terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his earned and unpaid salary through his date of termination. If Mr. Fracasso’s employment terminates because of his death, then he is entitled to his earned and unpaid salary through his date of termination. Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason” (as defined in the employment agreement), then he is entitled to (i) receive his base salary for one year, (ii) participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans) and (iii) a prorated portion of all unvested outstanding restricted stock units under our LTIPs. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested restricted stock units would immediately vest upon such change of control. The value of such restricted stock units as of December 31, 2016 was $205,979.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Fracasso during his employment and for a period of one year after his employment terminates.

Potential Payments to Mr. Fracasso upon Termination at December 31, 2016:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$110,361	$62,494	$–	$–	$141,000	$313,855
Disability(1)	$110,361	$62,494	$62,684	$–	$–	$235,540
By Xerium for Cause or by the Executive without Good Reason(1)	$110,361	$–	$–	$–	$–	$110,361
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$406,441	$62,494	$41,790	$–	$–	$510,725
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$554,481	$205,979	$62,684	$–	$–	$823,144
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$406,441	$62,494	$41,790	$–	$–	$510,725
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$554,481	$205,979	$62,684	$–	$–	$823,144

(1)	As defined in Mr. Fracasso’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Fracasso’s employment agreement above. In addition, this column includes cash payments under our 2016 MIC that were payable as a result of Mr. Fracasso being employed by us on December 31, 2016.

Michael F. Bly. Mr. Bly serves as our Executive Vice President – Global Human Resources. As of December 31, 2016, Mr. Bly receives a base salary of $262,500, which may be increased for subsequent years at the discretion of the Board. Under the terms of his employment agreement, Mr. Bly is eligible to participate in our annual bonus plan at a minimum target participation level of 50% of his base salary.

If Mr. Bly terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under our annual bonus plans for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” as defined in the employment agreement), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for 18 months, (ii) participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans) and (iii) a prorated portion of all unvested outstanding restricted stock units under our LTIPs, provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination were to occur within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be two years instead of 18 months. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested restricted stock units would immediately vest upon such change of control. The value of such restricted stock units as of December 31, 2016 was $316,990.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Bly during his employment and for a period of one year or 18 months after his employment terminates depending on the circumstances.

Potential Payments to Mr. Bly upon Termination at December 31, 2016:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$94,854	$117,767	$–	$–	$525,000	$737,621
Disability(1)	$94,854	$117,767	$22,338	$–	$–	$234,959
By Xerium for Cause or by the Executive without Good Reason(1)	$94,854	$–	$–	$–	$–	$94,854
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$357,354	$117,767	$14,892	$–	$–	$490,013
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$488,604	$316,990	$22,338	$–	$–	$827,933
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$357,354	$117,767	$14,892	$–	$–	$490,013
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$488,604	$316,990	$22,338	$–	$–	$827,933

(1)	As defined in Mr. Bly’s employment agreement.

(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Bly’s employment agreement above. In addition, this column includes cash payments under our 2016 MIC that were payable as a result of Mr. Bly being employed by us on December 31, 2016.

Wern-Lirn “Paul” Wang. Mr. Wang served as our President of Asia until July 5, 2016, when he tendered his resignation in exchange for certain severance benefits under his employment agreement. In connection with his departure, we agreed to provide (i) his annual base salary of $300,000 in a lump sum, (ii) a pro rata portion of his 2016 MIC payment based on the number of days he remained employed with us in 2016 and the Company’s full-year performance, (iii) a pro rata portion of his restricted stock units under his outstanding LTIP awards and (iv) medical/dental plan benefits for 18 months.

The employment agreement also imposed certain non-solicitation obligations on him for a period of two years after his employment terminated.

Actual Payments due to Mr. Wang in connection with his departure were:

Reason for Termination	Cash Severance Payment (1)	Equity Awards	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Total Termination Benefits
Agreed Departure	$354,203	$93,000	$25,000	$–	$472,203

(1)	The amounts set forth under cash severance payments have been paid in lump sums to Mr. Wang. In addition, this column includes a pro rata portion of the cash payments under our 2016 MIC that were payable to Mr. Wang based on the Company’s performance during 2016 and his partial employment during 2016.

COMPENSATION OF DIRECTORS

Employee directors do not receive additional compensation for service on the Board or its committees. The Nominating and Governance Committee reviews and makes recommendations to the Board regarding the compensation of directors. The Board approves the compensation of directors. In 2016, we did not engage a compensation consulting firm to conduct a review of our 2016 cash and equity compensation program for non-employee directors. However, previously in 2010, we had engaged Willis Towers Watson at the request of Nominating and Governance Committee to conduct a review of our cash and equity compensation program for non-employee directors in order to assist the Board in establishing non-employee director compensation for 2010 and subsequent years.

Non-Management Director Compensation Policy at December 31, 2016

Non-management directors receive an annual retainer of $132,000, which is paid pursuant to the Xerium Technologies, Inc. Directors’ Deferred Stock Unit Plan. Under the plan, 54% of the retainer is paid in the form of a grant of deferred stock units. Non-management directors are given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash.

Under the plan, cash payments and director stock unit crediting are made quarterly. The number of deferred stock units credited to a director’s account is determined by dividing the portion of the annual retainer for that period by the fair market value of our common stock (the closing price on the last trading day of each quarter) on the particular credit date. Deferred stock units are fully vested upon being credited to a director’s account. Non-management directors may elect whether the units will convert into shares of common stock (i) immediately at the end of each quarter, or (ii) six months after the termination of the director’s service on the Board.

Each of the Chairs of the Audit Committee and the Compensation Committee also receives additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Nominating and Governance Committee, and the Lead Independent Director, if there is one, each receive additional cash compensation at an annual rate of $5,000 per year. If the Chairman of the Board is a non-management director, then he or she receives additional cash compensation at an annual rate of $55,000 per year. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Director Compensation

The following table sets forth information for the compensation earned by the individuals who served as non-employee directors of Xerium for service on the Board or committees of the Board during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Roger A. Bailey	$60,720	$71,280	$–	$–	$–	$–	$132,000
Ambassador April H. Foley	$65,720	$71,280	$–	$–	$–	$–	$137,000
Jay J. Gurandiano (2)	$40,360	$101,640	$–	$–	$–	$–	$142,000
John F. McGovern	$70,720	$71,280	$–	$–	$–	$–	$142,000
James F. Wilson	$115,720	$71,280	$–	$–	$–	$–	$187,000
Alexander Toeldte	$60,720	$71,280	$–	$–	$–	$–	$132,000

(1)

The amounts in these columns reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock awards granted to non-employee directors during 2016. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2016. Each stock unit corresponds to one share of our common stock. If a director’s service on the Board is terminated, such director will, as appropriate, (i) receive as of the end of the quarter in which his or her service ends the number of shares of common stock that equals the number of pro rata deferred stock units the director has earned during that quarter, and (ii) six months after such termination, receive the number of shares of common stock that equals the number of deferred stock units the director has earned if such director either elected to defer conversion of the deferred stock units or held deferred stock units under the director compensation plan in effect prior to March 15, 2011. Dividends are paid on these deferred stock units at the same rate as dividends on our common stock (if any), but only in the form of additional deferred stock units, as applicable.
(2)	Pursuant to the terms of our Directors’ Deferred Stock Unit Plan, Mr. Gurandiano elected to receive additional shares of stock in lieu of cash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We obtain information from the directors and executive officers with respect to related person transactions in order to determine, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. If the determination is made that a related party has a material interest in any transaction of ours, these transactions are disclosed in our proxy statement as required under the rules and regulations of the SEC. In addition, in March 2007, the Board of Directors adopted a written policy that calls for the Audit Committee to review and approve related party transactions occurring after the date of adoption of that policy other than:

•	a transaction involving the compensation of directors (which are subject to the procedures for review and approval established in the charter of the Nominating and Governance Committee);

•	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or supplemental benefit of an executive officer (which are subject to the procedures for review and approval established in the charter of the Compensation Committee);

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a related party involving less than $120,000; and

•	a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis.

The policy calls for the Audit Committee to consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the significance of the transaction to the related party;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction is fair to us; and

•	any other matters the Audit Committee deems appropriate.

In accordance with the policy, any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Xerium. No current or former officers or employees of Xerium serve on the Compensation Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of our common stock beneficially owned, directly or indirectly, as of April 20, 2017, by (i) based on information filed with the SEC, each person known by us to beneficially own more than 5% of our common stock; (ii) each current member of the Board; (iii) each of our named executive officers and (iv) all members of the Board and all of our current executive officers as a group, and the percentage of the common stock outstanding represented by each such amount. As of April 20, 2017, the total number of shares of our common stock outstanding was 16,167,949. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to all shares indicated as beneficially owned by such person. Except as indicated in the footnotes to this table, the address for each person listed below is c/o Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

	Common Stock, par value $0.001 per share
Name of Beneficial Owner	Number	Percent
AS Investors, LLC (1)	2,177,267	13.5%
Carl Marks Management Company, LLC(2)	2,064,452	12.8%
Tocqueville Asset Management L.P.(3)	1,586,960	9.8%
TSSP Sub-Fund HoldCo LLC (4)	1,416,959	8.8%
Wynnefield Capital Inc.(5)	900,500	5.6%
Harold Bevis(6)	594,117	3.7%
Clifford E. Pietrafitta(7)	41,103	*
David Pretty(8)	50,775	*
Eduardo Fracasso(9)	45,948	*
Michael F. Bly(10)	17,771	*
Wirn-Lern “Paul” Wang(11)	8,282	*
Roger A. Bailey	37,283	*
Ambassador April H. Foley(12)	42,900	*
Jay J. Gurandiano(13)	62,689	*
John F. McGovern(14)	18,000	*
Mitchell I. Quain(15)	23,502	*
Alexander Toeldte	14,403	*
James F. Wilson(16)	2,113,358	13.1%
All directors and executive officers as a group (15 people)	2,496,835	15.4%

(*)	Less than 1%.
(1)	AS Investors, LLC’s address is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171. American Securities Partners V, L.P., American Securities Partners V(B), L.P., American Securities Partners V(C), L.P., (collectively, the “Sponsors”) are owners of membership interests in AS Investors, LLC. American Securities Associates V, LLC is the general partner of each Sponsor. American Securities LLC provides investment advisory services to each Sponsor and to American Securities Associates V, LLC.
(2)	Carl Marks Management Company, LLC’s address is 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 626,544 shares held by Carl Marks Strategic Investments, L.P. (“CMSI”), and 1,437,908 held by Carl Marks Strategic Opportunities Fund, L.P. (“CMSO”). Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Messrs. Andrew M. Boas, Robert C. Ruocco, and James Forbes Wilson are the managing members of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC.
(3)	Tocqueville Asset Management L.P.’s address is 40 West 57th Street, 19th Floor, New York, NY 10019.
(4)	TSSP Sub-Fund HoldCo LL’s address is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)	Wynnefield Capital Inc.’s address is 450 Seventh Ave., Suite 509, New York, NY 10123.
(6)	Includes 61,118 shares of common stock underlying restricted stock unit awards under the 2014 LTIP held by Mr. Bevis that should vest on May 8, 2017 and be issued to Mr. Bevis, net of tax withholdings, soon thereafter.
(7)	Includes 3,275 shares of common stock underlying restricted stock unit awards under the 2014 LTIP held by Mr. Pietrafitta that should vest on May 8, 2017 and be issued to Mr. Pietrafitta, net of tax withholdings, soon thereafter.
(8)	Includes 4,367 shares of common stock underlying restricted stock unit awards under the 2014 LTIP held by Mr. Pretty that should vest on May 8, 2017 and be issued to Mr. Pretty, net of tax withholdings, soon thereafter.
(9)	Includes 2,182 shares of common stock underlying restricted stock unit awards under the 2014 LTIP held by Mr. Fracasso that should vest on May 8, 2017 and be issued to Mr. Fracasso, net of tax withholdings, soon thereafter.
(10)	Includes 5,458 shares of common stock underlying restricted stock unit awards under the 2014 LTIP held by Mr. Bly that should vest on May 8, 2017 and be issued to Mr. Bly, net of tax withholdings, soon thereafter.
(11)	Mr. Wang departed the Company on July 5, 2016. Shares stated are based on the Company’s records.
(12)	Excludes 8,234 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of April 20, 2017.
(13)	Includes 3,556 shares of common stock (not including shares in respect of future dividend payments on our common stock) that will be paid to the non-management director upon the termination of his service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board. Excludes 2,228 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of April 20, 2017.
(14)	Excludes 48,350 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of April 20, 2017.
(15)	Includes 20,502 shares of common stock held in trust for his children, of which Mr. Quain is trustee.
(16)	Mr. Wilson’s business address is c/o Carl Marks Management Company, L.P., 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 2,064,452 shares of common stock described in note (2) above and 48,906 shares of common stock owned directly by Mr. Wilson. Mr. Wilson is a managing member of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC. Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Mr. Wilson’s beneficial ownership is limited to (i) his direct ownership of 48,906 shares of common stock and (ii) his indirect interest (if any) in the shares of common stock held by CMSI and CMSO, limited to his pecuniary interest in CMSI and CMSO (if any). Excludes 2,228 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of April 20, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain of our officers and persons who own more than 10% of our common stock to file reports of ownership of, and transactions in, our common stock with the SEC. Based on our review of the reports required under Section 16(a) we have received, we believe that all of our directors, officers, and persons owning more than 10% of our common stock complied with all reporting requirements applicable to them with respect to transactions in 2016.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2017. Ernst & Young LLP also served as our independent registered public accounting firm for 2016. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young LLP in 2016 and 2015. A description of those fees and services follows the table.

	2016	2015
Audit fees(a)	$1,756,200	$2,152,100
Audit-related fees(b)	145,700	2,500
Tax fees(c)	—	—
All other fees	—	—

Total fees	$1,901,900	$2,154,600

(a)	Audit fees were for professional services rendered for the audits of our consolidated financial statements (including services in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), foreign statutory audit fees, attest services, reviews of quarterly results, consents, and assistance with and review of documents filed with the SEC and related out-of-pocket expenses.
(b)	Audit-related fees were for technical, financial reporting, and compliance services that are reasonably related to the performance of the audit or review of our financial statements, including those required in connection with the Company’s registration statement on Form S-4, and that are not included under the heading “Audit fees.”
(c)	Tax fees include tax compliance, tax planning, and tax advice.

The Audit Committee is responsible for pre-approving all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee has adopted a policy which sets forth procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Under the policy, unless the Audit Committee states a different term, the term of any pre-approval extends from the date of the pre-approval until the next meeting of the Audit Committee at which it reviews all outstanding pre-approvals and renews, modifies and/or discontinues each such pre-approval. The Audit Committee has delegated certain pre-approval responsibilities to its Chair, currently Mr. McGovern. Any services pre-approved by the Chair are to be reported to the Audit Committee at its next general meeting. Any proposed services exceeding pre-approved cost levels or with scope greater than that which is pre-approved requires specific approval by the Audit Committee in advance of the provision of the service. The Audit Committee pre-approved all audit and non-audit services rendered by Ernst & Young LLP for the years ended December 31, 2016 and December 31, 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board is seeking your approval of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to approve our executive compensation program through a vote on the resolution that follows. To approve this proposal, the affirmative vote of a majority of the votes cast in person or by proxy is required. While the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements, your vote is advisory and non-binding on our Board of Directors. The vote will not overrule any decision by the Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof.

Our Board asks stockholders to approve the following non-binding, advisory resolution:

“Resolved, that the compensation of our named executive offices, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion & Analysis, compensation tables, and narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion & Analysis section in this proxy statement, our executive compensation program is designed to align our executive officers’ interests with those of our stockholders. We believe that our compensation policies and procedures reward executive officers for both their individual performance and our company’s overall performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

When you cast your vote, we urge you to consider the following highlights of our programs in 2016:

•	Approximately 75.4% of the CEO’s total targeted direct compensation and 52.8% of the average 2016 total targeted direct compensation earned by our other named executive officers who served during the full-year of 2016 was incentive compensation that was either performance-based or equity-based and “at risk”;

•	We added a free cash flow metric to our short-term incentive compensation plan in 2016 in order to emphasize our strategy of generating cash to pay down debt; and

•	Sixty-five percent of our long-term equity compensation grants were comprised of performance-based awards that were tied directly to operational and stock price performance in order to more closely align executive compensation with the interests of our stockholders; thirty-five percent of our long-term equity compensation grants were comprised of time-based awards meant to strengthen executive retention and promote stock ownership.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal No. 3 above, we are providing our stockholders with an advisory vote on the compensation of our executive officers. The advisory vote described in Proposal No. 3 above is referred to as a “Say-on-Pay” vote. In this Proposal No. 4, we are providing our stockholders with a separate advisory vote on how often (every year, every two years or every three years) we will provide our stockholders with a Say-on-Pay vote in the future. We are required to submit this proposal to our stockholders at least once every six years.

In Proposal No. 4, you are not voting “for” or “against” any proposal or recommendation by our Board but, rather, you may cast your advisory vote for the option (every year, every two years or every three years) you believe is the most appropriate or you may abstain from voting on the matter. To approve this proposal, the affirmative vote of a majority of the votes cast in person or by proxy is required. If none of the frequency options (every year, every two years or every three years) receives formal approval, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders.

Because your vote is advisory, approval of a one, two, or three-year frequency vote will not require us to implement the frequency selected by the stockholders, will not overrule any decision by the Board and will not create or imply any additional fiduciary duties on the Board or any member thereof. The final decision on the frequency of the advisory vote on executive compensation remains with the Board or its committees. However, we value the opinions of the stockholders as expressed through their votes and other communications, and we will take into account the outcome of the vote when considering matters to be submitted to stockholders in the future.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for the Company and its stockholders at this time and recommends that shareowners vote for “EVERY YEAR” as the frequency of future advisory vote on executive compensation. The Board believes that holding the advisory vote annually will provide a formal avenue for continuous feedback from our stockholders with respect to our compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EVERY YEAR AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals of business and nominations for directors for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-laws. To be eligible, the stockholder proposals must be received by the Secretary of Xerium on or before January 1, 2018. However, if the date of the 2018 Annual Meeting is changed by more than thirty (30) days from the date of the first anniversary of the 2017 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2018 Annual Meeting.

Under our By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice in writing that contains the information required by the By-laws is timely delivered to the Secretary, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. To be timely, a notice with respect to the 2017 Annual Meeting of Stockholders must be received by the Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2017 Annual Meeting, or, if the 2018 Annual Meeting of Stockholders is not held within thirty (30) days before or after such anniversary date or in the case of a special meeting, not later than the close of business on the tenth day following the date on which the notice of the meeting is mailed or public disclosure is made, whichever occurs first.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, has been mailed with this proxy statement (without exhibits), as part of our Annual Report to Stockholders and is also available without charge by writing to Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. It can also be accessed free of charge by visiting our website at www.xerium.com.

DIRECTIONS TO OUR ANNUAL MEETING

From the Raleigh-Durham International Airport, please take I-540 East for approximately 13.6 miles to Exit 16 (U.S. 1 N/Capital Blvd). Merge onto U.S. 1 North / Capital Boulevard and head north for approximately 11.6 miles to 14101 Capital Boulevard, Youngsville, NC.

“ HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We do not household proxy materials, although some brokers may do so, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You should notify your broker if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver a separate copy of the annual report to stockholders and proxy statement to you if you call 919-526-1414 or write to Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

COSTS

We will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax, or e-mail by directors, officers, and other employees of Xerium and our transfer agent, Wells Fargo. Upon request, we will reimburse brokers, banks, custodians, other nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

Our Annual Report to Stockholders, including financial statements for 2016, is being mailed to you together with this proxy statement.

Xerium Technologies, Inc.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET/MOBILE–www.proxypush.com/xrm Use the Internet to vote your proxy until 5:00 p.m. (CT) on June 14, 2017.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 5:00 p.m. (CT) on June 14, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” all nominees under Item 1, “FOR” Items 2 and 3 and for “EVERY YEAR” under Item 4.

1. Election of Directors:	01 Roger A. Bailey 02 Ambassador April H. Foley 03 Jay J. Gurandiano 04 John F. McGovern	05 Mitchell I. Quain 06 Mark Staton 07 Alexander Toeldte 08 James F. Wilson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

3. Advisory vote to approve executive compensation.	☐	For	☐	Against	☐	Abstain

4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	Every Year	☐	Every Two Years	☐	Every Three Years	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XERIUM TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 15, 2017 10:00 A.M. Xerium Technologies, Inc. 14101 Capital Boulevard Youngsville, NC 27596

Xerium Technologies, Inc. 14101 Capital Boulevard Youngsville, NC 27596	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, June 15, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees under Item 1, “FOR” Items 2 and 3 and for “EVERY YEAR” under Item 4.

By signing the proxy, you revoke all prior proxies and appoint Clifford E. Pietrafitta and Phillip Kennedy, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. If, at or before the time of the Annual Meeting, any of the nominees listed under Item 1 for any reason have become unavailable for election or are unable to serve as directors, the proxies have the discretion to vote for a substitute nominee or nominees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement, Proxy Card and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

See reverse for voting instructions.